Summit
COMMUNITY BANK

Service Beyond Expectations

May 23, 2013

Smith–Midland Corporation
PO Box 300
Midland, VA 22728

To Whom It May Concern;

Summit Community Bank (SCB) is pleased to provide you with an offer of commitment for the recent request for a loan in the amount described below. This loan commitment is provided to you under the following terms, conditions, requirements, and limitations.

BORROWER(S): Smith-Midland Corporation

LENDER: Summit Community Bank (SCB).

PURPOSE: Refinance an existing loan with Sona Bank.

AMOUNT: $2,100,000.00

INTEREST RATE; TERMS AND REPAYMENT: The interest rate will be fixed at 3.99% fully amortized over an eight (8) year term.

The initial rate as disclosed above is "locked in" for 60 days, or at the stated expiration of this commitment letter. Failure to close this loan prior to the expiration date of your commitment may result in the change of your initial rate based on the current Index and Spread at time of closing, as outlined in the rate section above.

OTHER TERMS: A Late Charge of 5.00% of the payment amount with a minimum of $10.00 and a maximum of $1,000.00 will be assessed if a payment is made more than 7 days after it is due.

CONTINGENCIES: Operating deposit account must be maintained here at Summit Community Bank.

CLOSING FEES AND EXPENSES: The Borrower will pay a loan origination fee in the amount of $5,250.00. All other costs incidental to this loan, including but not limited to attorney fees, appraisal fees, and recording fees, are to be paid by the Borrower. The Borrower acknowledge responsibility to pay, and will immediately reimburse, for any appraisal or legal fees incurred in preparation for loan closing, whether the loan closes or not.

COLLATERAL: 1st lien position on property located at 5119 Catlett Road, Midland, Fauquier County, Virginia including all improvements further described in the Deed of Trust document.

APPRAISAL: An appraisal is to be completed on the real estate and all improvements securing this loan. Said appraisal must be performed by an appraiser satisfactory to Summit Community Bank and must be reviewed and approved by the Bank prior to loan closing. The loan to appraised value shall not exceed 80% on this loan.

TITLE INSURANCE: Lenders Title Insurance will be required on this transaction. Owners Title Insurance may be obtained at your discretion

FIRE/HAZARD INSURANCE: Fire/Hazard insurance shall be in full force and effect listing Summit Community Bank as 1ST lienholder prior to closing.

FLOOD INSURANCE: Prior to loan closing, flood insurance, if required, must be obtained on the project with SCB listed as 1st lien holder. Elevation of site must comply with flood zone specifications.

DOCUMENTATION: These loans shall be evidenced by appropriate promissory note(s), deed(s) of trust, security agreement(s), loan agreement(s) and other documents as deemed appropriate by the bank and its legal counsel. All documents must be approved, prior to closing, by the bank. All the terms, provisions and conditions in all such writings must meet with approval of the bank in its sole and absolute discretion.

FINANCIAL STATEMENTS: On an annual basis within 120 days after fiscal year ends, financial statements including balance sheets and complete copies of Federal Income Tax Returns from the borrowers and guarantors shall be submitted to SCB as long as this loan is active.

ACCEPTANCE AND YOUR CLOSING: If this commitment is acceptable, please indicate acceptance by signing and returning this letter. If not accepted by the borrowers or extended in writing by SCB, unless otherwise agreed to by the parties, this commitment to lend expires 15 days from the date of this letter. The loan must be closed within 60 days of the date of this letter or this commitment shall be null and void. The terms and conditions of this commitment shall survive closing of this loan and will be incorporated into any additional loan agreement and/or documents that may be prepared.

We are pleased to be able to offer this loan commitment to you and look forward to working with you on this project. If you have any questions, please do not hesitate to call me.

Sincerely,

Margie L Markham

Margie Markham
VP/Commercial Lending
NMLS ID: 745125

ACCEPTED this 1 day of June, 2013

Smith-Midland Corporation by:

Ashley B Smith

Ashley B. Smith, President